EX-28.d.2.p.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND THOMPSON, SIEGEL & WALMSLEY LLC

Effective March 24, 2008

Amended July 2, 2012*

Funds of the Trust	Subadvisory Fees
NVIT Multi-Manager Mid Cap Value Fund	0.40% on Subadviser Assets up to $200 million; 0.30% on Subadviser Assets of $200 million and more

*	As approved at the Board of Trustees Meeting held on June 13, 2012.

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER
THOMPSON, SIEGEL & WALMSLEY LLC.

By:	/s/ Horace B. Whitworth
Name:	Horace B. Whitworth
Title:	Co-Chief Executive Officer

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